Exhibit 99.1

NEWS

CONTACT:	Kim Detwiler
Senior Vice President, Director of Corporate Communications
Univest Corporation
215-721-8396
detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest Corporation Announces Executive Promotions

SOUDERTON, Pa, July 2, 2012 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and small ticket leasing subsidiaries, today announced the promotions of Jeffrey M. Schweitzer to chief operating officer for Univest Corporation and Eric W. Conner to executive vice president and chief technology officer for Univest Corporation and Univest Bank and Trust Co.

Schweitzer joined Univest in October, 2007 as executive vice president and chief financial officer for Univest Corporation and Univest Bank and Trust Co. In January, 2011, Schweitzer was promoted to senior executive vice president and chief financial officer of Univest Corporation and Univest Bank and Trust Co. He will retain this role in addition to his new responsibility as chief operating officer, which encompasses managing financial risks, record-keeping initiatives, developing and implementing strategic financial plans, overseeing various support functions and niche lines of business including all of Univest’s technology and operational areas.

Eric W. Conner joined Univest in April, 2006 as vice president and director of e-commerce. Conner was promoted in July, 2009 to senior vice president and director of e-commerce and consumer services. In this role, he developed and implemented Univest’s customer service center and launched several online and mobile convenience services to improve customer experiences and remain competitive. In his new role, Conner is responsible for the overall strategic direction and implementation of all technology initiatives at Univest Corporation, the Bank and its subsidiaries.

In addition to their responsibilities at Univest, both Schweitzer and Conner volunteer for nonprofit organizations in the local community. Schweitzer is on the Board of Directors of the North Penn and Indian Valley Boys and Girls Club. Additionally he serves on the steering committee for PerkUp of the Upper Perkiomen Valley. Schweitzer resides in Skippack. Conner is a coach for Harleysville Baseball and also is on the Elder Board at Faith Bible Fellowship Church. He resides in Telford.

About Univest Corporation

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.